                                                                      Exhibit 11


                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                  COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
    FOR THE QUARTERS AND NINE-MONTH PERIODS ENDED DECEMBER 31, 1998 AND 1997

                                                THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                   DECEMBER 31,                          DECEMBER 31,
                                          ------------------------------        ------------------------------
                                              1998               1997               1998               1997
                                          -----------        -----------        -----------        -----------
Basic:

Weighted average shares
   outstanding                              3,630,817          3,566,672          3,623,593          3,508,511

Net earnings                              $ 1,222,165        $ 1,070,795        $ 3,548,489        $ 3,071,054

Basic earnings per common share           $      0.34        $      0.30        $      0.98        $      0.88
                                          ===========        ===========        ===========        ===========


Diluted:

Weighted average shares
   outstanding                              3,630,817          3,566,672          3,623,593          3,508,511

Net effect of dilutive stock
   options based on the treasury
   stock method using the
   average market price                       323,309            354,307            379,277            242,524
                                          -----------        -----------        -----------        -----------

Total                                       3,954,126          3,920,979          4,002,870          3,751,035
                                          ===========        ===========        ===========        ===========

Net earnings                              $ 1,222,165        $ 1,070,795        $ 3,548,489        $ 3,071,054

Net effect of earnings attributable
to subsidiary stock options                      (403)           (19,527)           (39,184)           (62,874)
                                          -----------        -----------        -----------        -----------

Net earnings                              $ 1,221,762        $ 1,051,268        $ 3,509,305        $ 3,008,180
                                          ===========        ===========        ===========        ===========

Diluted earnings per common share         $      0.31        $      0.27        $      0.88        $      0.80
                                          ===========        ===========        ===========        ===========
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